EZCORP Reports Fourth Quarter and Full Year Fiscal 2023 Results
Strong Consumer Demand Driving Record Pawn Loans Outstanding and Revenue to Over $1 Billion for the Year
Austin, Texas (November 15, 2023) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of pawn transactions in the United States and Latin America, today announced results for its fourth quarter and full year ended September 30, 2023.
Unless otherwise noted, all amounts in this release are in conformity with U.S. generally accepted accounting principles (“GAAP”) and comparisons shown are to the same period in the prior year.
FOURTH QUARTER AND FULL YEAR HIGHLIGHTS
•Pawn loans outstanding (PLO) up 17% to $245.8 million.
•Total revenue increased 16% for the quarter and 18% for the full year, while gross profit1 increased 16% for the quarter and 15% for the full year.
•Merchandise sales gross margin remains within our targeted range at 36% for both the quarter and full year.
•Net income for the quarter was $10.3 million, an increase of $2.9 million. Net income for the year was $38.5 million, a decrease of $11.7 million. The majority of the decrease was driven by our $26.3 million (after tax) share of the one-time, non-cash goodwill impairment and other discrete adjustments recognized by Cash Converters International, which we primarily recorded in our second quarter.
•Diluted earnings per share was $0.15 for the quarter, up from $0.11 and for the year was $0.53 down from $0.70. On an adjusted basis1, diluted earnings per share for the quarter was $0.23, compared to $0.15, and for the year was $0.92, compared to $0.75.
•Return on earning assets (ROEA) remains strong at 157% for the quarter and 161% for the full year.
CEO COMMENTARY AND OUTLOOK
Lachie Given, Chief Executive Officer, stated, “Due to our team's relentless focus on superior execution and operational excellence, we achieved another quarter of outstanding financial results. PLO, revenues, and merchandise sales all reached new records for the fourth quarter and for the year.
“We added 21 stores during the quarter, further expanding our store footprint. Two of the new stores were acquired in the U.S. and 19 were opened in Latin America. Ten of those were opened in Mexico, taking our store count there to 549; seven were in Guatemala, expanding our market leadership there to 117 stores; and the remaining 2, in Honduras. In October, we invested an additional $15 million into Simple Management Group through Founders LLC, as they acquired another 22 stores in Panama and Costa Rica. This business now operates 95 pawn stores in the US, Caribbean and Central America and continues to develop a significant industry presence.
“Our EZ+ Rewards loyalty program continues to grow rapidly, with 3.8 million members globally, a 15% increase over the previous quarter, and a 100% increase over prior year. The strategies we have implemented to win and retain customers and drive customer engagement have been extremely successful, and are important in achieving our strong store metrics.
“We embarked on our next three-year strategic plan in October, advancing our commitment to ‘People, Pawn and Passion,’ underpinned by a fundamental focus on operating excellence in every store every day. We will continue to invest in our people and technology to expand our customer base and their experiences with us, while ensuring that we employ the most passionate, productive, and tenured team in the industry. We offer a unique and essential service to address our customers' short-term cash needs and provide a wide variety of pre-owned goods for our expanding customer base of environmentally and cost-conscious consumers.
“We maintain a robust acquisition pipeline and our objective is to significantly grow our store footprint in an exciting global industry. We have a strong balance sheet and the liquidity to execute on that strategy.

“The EZCORP team worked hard on behalf of all stakeholders to deliver the prior three-year plan. The business has grown substantially and its operating and financial performance improved materially in that time. I am very excited about the future as we continue to drive value for all shareholders.”
CONSOLIDATED RESULTS

Three Months Ended September 30	As Reported		Adjusted[1]
in millions, except per share amounts	2023	2022	2023	2022

Total revenues	$270.5	$233.4	$261.4	$233.4
Gross profit	$159.4	$137.6	$154.6	$137.6
Income before tax	$13.1	$13.2	$22.2	$13.1
Net income	$10.3	$7.3	$17.3	$10.7
Diluted earnings per share	$0.15	$0.11	$0.23	$0.15
EBITDA (non-GAAP measure)	$22.4	$24.8	$31.2	$24.8

Twelve Months Ended September 30	As Reported		Adjusted[1]
in millions, except per share amounts	2023	2022	2023	2022

Total revenues	$1,049.0	$886.2	$1,026.3	$886.2
Gross profit	$609.8	$528.1	$598.0	$528.1
Income before tax	$51.6	$67.7	$92.5	$71.8
Net income	$38.5	$50.2	$69.8	$54.4
Diluted earnings per share	$0.53	$0.70	$0.92	$0.75
EBITDA	$92.8	$109.0	$129.3	$113.1
•Diluted earnings per share was $0.15 for the fourth quarter, up from $0.11. On an adjusted basis, diluted earnings per share was $0.23, up from $0.15. The primary difference between GAAP and adjusted financial results is attributable to impairments of $6.9 million (after tax), unrelated to operations. For the full year, diluted earnings per share was $0.53, compared to $0.70. On an adjusted basis, diluted earnings per share for the year was $0.92, compared to $0.75. The primary difference between GAAP and adjusted financial results is attributable to our share of the one-time, non-cash goodwill impairment recognized by Cash Converters International, which we recorded in our second quarter.
•For the fourth quarter, income before taxes decreased to $13.1 million from $13.2 million, and adjusted EBITDA increased 26% to $31.2 million. For the full year, income before taxes decreased to $51.6 million from $67.7 million and adjusted EBITDA increased 14% to $129.3 million.
•PLO increased 17% to $245.8 million, up $35.8 million. On a same-store basis2, PLO increased 14% due to improved operational performance and continued strong pawn demand.
•In the fourth quarter, total revenues and gross profit increased 16%, reflecting improved pawn service charge (PSC) revenue, merchandise sales and merchandise sales gross profit. Similarly for the full year, total revenues increased 18% and gross profit increased 15%.
•PSC increased 19% in the fourth quarter and 20% for the full year as a result of higher average PLO and yields.
•Merchandise sales gross margin remains within our target range at 36%. Aged general merchandise was 1.3% of total general merchandise inventory. This is a 30 bps improvement over the third quarter. For the full year, merchandise sales gross profit margin was 36%, compared to 38%.
•Net inventory increased 10%, as expected with the growth in PLO. Inventory turnover increased to 2.7x for the quarter, from 2.6x and was flat at 2.8x for the year.
•For the fourth quarter, store expenses increased 17% (14% on a same-store basis2), primarily due to increased labor in-line with store activity, higher store count and, to a lesser extent, expenses related to our loyalty program. For the full year, store expenses increased 17% (15% on a same-store basis2), primarily due to increased labor in-line with store activity, higher store count and, to a lesser extent, expenses related to our loyalty program.
•General and administrative expenses increased 4% in the fourth quarter, primarily due to an increase in costs related to insurance, our Workday implementation and incentive compensation. For the full year, general and administrative expenses increased 5%, primarily due to an increase in costs related to incentive compensation, insurance and our Workday implementation, partially offset by the litigation accrual charge of $2.0 million recorded in prior period.
•Cash and cash equivalents at the end of the quarter was $220.6 million, up 7% year-over-year. The increase was primarily due to cash inflows provided by operating activities and the net cash proceeds associated with the convertible debt refinancing offset by the increase in PLO and inventory, the acquisition of new stores, strategic investments and share repurchases.
SEGMENT RESULTS
U.S. Pawn
•PLO continued to increase, ending the year at $190.6 million, up 17% or 13% on a same store basis due to improved customer service and increased pawn demand.
•In the fourth quarter, total revenue was up 12% and gross profit increased 13%, primarily due to increased PSC. For the full year, total revenues increased 16% and gross profit increased 12%, primarily due to increased PSC.
•PSC increased 17% in the fourth quarter and increased 19% for the full year as a result of higher average PLO and yields.
•During the fourth quarter, merchandise sales gross margin decreased to 38% from 40%, within our target range. Aged general merchandise was 0.9% of total general merchandise inventory which is a 10 bps improvement over the third quarter. For the full year, merchandise sales gross profit margin decreased 300 bps to 38%, reflecting a return to normalized margins.
•Net inventory increased 12%, as expected with the growth in PLO. Inventory turnover decreased to 2.4x from 2.5x in the quarter and was flat at 2.6x for the full year.
•In the fourth quarter, store expenses increased 11% (9% on a same store basis), primarily due to increased labor in-line with store activity, higher store count and, to a lesser extent, expenses related to our loyalty program. Similarly for the full year, store expenses increased 12% (10% on a same store basis).
•Segment contribution increased 20% to $37.2 million in the fourth quarter and increased 14% to $146.5 million for the full year.
•Segment store count increased by 14 due to the acquisition of 12 stores, the addition of 3 de novo stores and the consolidation of 1 store during the full year.
Latin America Pawn
•PLO improved to $55.1 million, up 19% (7% on constant currency basis). On a same store basis, PLO increased 16% (4% on a constant currency basis) as consumer demand increased, reflecting recoveries from the third quarter.
•In the fourth quarter, total revenue was up 28% (13% on constant currency basis) and gross profit increased 24% (10% on a constant currency basis), primarily due to increased PSC, higher merchandise sales and improved gross profit. For the full year, total revenues were up 26% (16% on a constant currency basis), while gross profit increased by 25% (16% on a constant currency basis).
•PSC increased in the fourth quarter to $26.5 million, up 23% (9% on a constant currency basis) as a result of higher average PLO and yields. Similarly for the full year, PSC increased 22% (13% on a constant currency basis).
•Merchandise sales gross margin decreased in the fourth quarter from 31% to 30%, and for the full year it increased 100 bps to 31%. Aged general merchandise was 2.0% of total merchandise inventory which is a 40 bps improvement over the third quarter.
•Net inventory increased 2% (decreased 9% on a constant currency basis), driven by strong inventory turnover at 3.6x, up from 3.1x for the quarter. For the full year inventory turnover was 3.4x, down from 3.5x.

•In the fourth quarter, store expenses increased 34% (18% on a constant currency basis), primarily due to increases in minimum wage and headcount, higher store count and, to a lesser extent, expenses related to our loyalty program and rent. Same-store expenses increased $7.2 million or 30% (14% on a constant currency basis). For similar reasons, full year store expenses increased 31% (20% on a constant currency basis). Same-store expenses increased 26% (15% on a constant currency basis).
•For the fourth quarter, segment contribution decreased to $6.4 million, down 4% (13% on a constant currency basis). For the full year, segment contribution was up 32% to $31.7 million (24% on a constant currency basis). On an adjusted basis, segment contribution for the fourth quarter was down 12% to $5.9 million. On an adjusted basis, segment contribution for the full year was up 7% to $25.5 million, with the primary adjustment being the reversal of contingent consideration liability in connection with a previously completed acquisition.
•Segment store count increased by 42 due to the addition of 44 de novo stores and the consolidation of 2 stores during the full year.
FORM 10-K
EZCORP’s Annual Report on Form 10-K for the year ended September 30, 2023 has been filed with the Securities and Exchange Commission. The report is available in the Investor Relations section of the Company’s website at http://investors.ezcorp.com. EZCORP shareholders may obtain a paper copy of the report, free of charge, by sending a request to the investor relations contact below.
CONFERENCE CALL
EZCORP will host a conference call on Thursday, November 16, 2023, at 8:00 am Central Time to discuss Fourth Quarter Fiscal 2023 results. Analysts and institutional investors may participate on the conference call by registering online at: https://register.vevent.com/register/BI9b68b07fa36145dba75f47155a87dcab. Once registered you will receive the dial-in details with a unique PIN to join the call. The conference call will be webcast simultaneously to the public through this link: http://investors.ezcorp.com. A replay of the conference call will be available online at http://investors.ezcorp.com shortly after the end of the call.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell merchandise, primarily collateral forfeited from pawn lending operations and pre-owned and recycled merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the S&P 1000 Index and Nasdaq Composite Index.
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FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and risks associated with the COVID-19 pandemic. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220
Note: Percentages are calculated from the underlying numbers in thousands and, as a result, may not agree to the percentages calculated from numbers in millions.
1“Adjusted” basis, which is a non-GAAP measure, excludes certain items. “Constant currency” basis, which is a non-GAAP measure, excludes the impact of foreign currency exchange rate fluctuations. “Free cash flow”, which is a non-GAAP measure, includes certain adjustments to cash flow from operating activities. For additional information about these calculations, as well as a reconciliation to the most comparable GAAP financial measures, see “Non-GAAP Financial Information” at the end of this release.
2“Same Store” basis, which is a financial measure, includes stores open the entirety of the comparable periods.

EZCORP, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Revenues:
Merchandise sales	$151,172	$133,276	$615,446	$532,886
Jewelry scrapping sales	14,888	12,231	49,528	32,033
Pawn service charges	104,330	87,866	383,772	320,865
Other revenues	89	34	295	441
Total revenues	270,479	233,407	1,049,041	886,225
Merchandise cost of goods sold	97,494	83,858	394,779	329,382
Jewelry scrapping cost of goods sold	13,611	11,949	44,424	28,696
Gross profit	159,374	137,600	609,838	528,147
Operating expenses:
Store expenses	111,570	95,473	418,574	357,417
General and administrative	18,568	17,855	67,529	64,342
Impairment of other assets	4,343	—	4,343	—
Depreciation and amortization	8,154	9,370	32,131	32,140
Loss (gain) on sale or disposal of assets and other	180	18	208	(674)
Other (income) expense	—	—	(5,097)	—
Total operating expenses	142,815	122,716	517,688	453,225
Operating income	16,559	14,884	92,150	74,922
Interest expense	3,462	2,321	16,456	9,972
Interest income	(2,324)	(68)	(7,470)	(817)
Equity in net (income) loss of unconsolidated affiliates	(935)	(322)	28,459	(1,779)
Other expense (income)	3,231	(208)	3,072	(167)
Income before income taxes	13,125	13,161	51,633	67,713
Income tax expense	2,872	5,824	13,170	17,553
Net income	$10,253	$7,337	$38,463	$50,160

Basic earnings per share	$0.19	$0.13	$0.69	$0.89
Diluted earnings per share	$0.15	$0.11	$0.53	$0.70

Weighted-average basic shares outstanding	55,020	56,598	55,586	56,498
Weighted-average diluted shares outstanding	87,154	82,539	80,865	82,400

EZCORP, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share amounts)	September 30, 2023	September 30, 2022

Assets:
Current assets:
Cash and cash equivalents	$220,595	$206,028
Restricted cash	8,373	8,341
Pawn loans	245,766	210,009
Pawn service charges receivable, net	38,885	33,476
Inventory, net	166,477	151,615
Prepaid expenses and other current assets	39,623	34,694
Total current assets	719,719	644,163
Investments in unconsolidated affiliates	10,987	37,733
Other investments	36,220	24,220
Property and equipment, net	68,096	56,725
Right-of-use assets, net	234,388	221,405
Goodwill	302,372	286,828
Intangible assets, net	58,216	56,819
Notes receivable, net	—	1,215
Deferred tax asset, net	25,702	12,145
Other assets, net	12,011	6,625
Total assets	$1,467,711	$1,347,878

Liabilities and equity:
Current liabilities:
Current maturities of long-term debt, net	$34,265	$—
Accounts payable, accrued expenses and other current liabilities	81,605	84,509
Customer layaway deposits	18,920	16,023
Operating lease liabilities, current	57,182	52,334
Total current liabilities	191,972	152,866
Long-term debt, net	325,847	312,903
Deferred tax liability, net	435	373
Operating lease liabilities	193,187	180,756
Other long-term liabilities	10,502	8,749
Total liabilities	721,943	655,647
Commitments and Contingencies (Note 13)
Stockholders’ equity:
Class A Non-voting Common Stock, par value $0.01 per share; shares authorized: 100 million; 51,869,569 issued and outstanding as of September 30, 2023; and issued and outstanding of 53,454,885 as of September 30, 2022	519	534
Class B Voting Common Stock, convertible, par value $0.01 per share; shares authorized: 3 million; issued and outstanding: 2,970,171 as of September 30, 2023 and 2022	30	30
Additional paid-in capital	346,181	345,330
Retained earnings	431,140	402,006
Accumulated other comprehensive loss	(32,102)	(55,669)
Total equity	745,768	692,231
Total liabilities and equity	$1,467,711	$1,347,878

EZCORP, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended September 30,
(in thousands)	2023	2022

Operating activities:
Net income	$38,463	$50,160
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	32,131	32,140
Amortization of debt discount and deferred financing costs	1,561	1,433
Non-cash lease expense	56,937	52,201
Deferred income taxes	(12,802)	4,945
Impairment of other assets	4,343	—
Other adjustments	(2,890)	2,511
Provision for inventory reserve	603	(2,253)
Stock compensation expense	9,539	5,053
Equity in net loss (income) from investment in unconsolidated affiliates	28,459	(1,779)
Net loss on extinguishment of debt	3,545	—
Changes in operating assets and liabilities, net of business acquisitions:
Service charges and fees receivable	(4,204)	(4,572)
Inventory	(4,810)	(15,341)
Prepaid expenses, other current assets and other assets	(1,814)	3,238
Accounts payable, accrued expenses and other liabilities	(61,522)	(65,141)
Customer layaway deposits	1,376	3,359
Income taxes	12,919	(2,785)
Dividends from unconsolidated affiliates	—	3,366
Net cash provided by operating activities	101,834	66,535
Investing activities:
Loans made	(821,725)	(740,057)
Loans repaid	458,854	410,523
Recovery of pawn loan principal through sale of forfeited collateral	336,349	274,423
Capital expenditures, net	(40,446)	(31,895)
Acquisitions, net of cash acquired	(14,874)	(1,850)
Issuance of notes receivable	(15,500)	(1,000)
Investment in unconsolidated affiliate	(2,133)	(6,927)
Investment in other investments	(15,000)	(16,500)
Dividends from unconsolidated affiliates	3,589	—
Net cash used in investing activities	(110,886)	(113,283)
Financing activities:
Taxes paid related to net share settlement of equity awards	(1,148)	(792)
Proceeds from borrowings	230,000	—
Debt issuance cost	(7,458)	—
Cash paid on extinguishment of debt	(1,951)	—
Payments on assumed debt and other borrowings	(178,488)	—
Purchase and retirement of treasury stock	(16,988)	(2,040)
Payments of finance leases	(275)	—
Net cash provided by (used in) financing activities	23,692	(2,832)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(41)	325
Net increase (decrease) in cash, cash equivalents and restricted cash	14,599	(49,255)
Cash and cash equivalents and restricted cash at beginning of period	214,369	263,624
Cash and cash equivalents and restricted cash at end of period	$228,968	$214,369

EZCORP, Inc.
OPERATING SEGMENT RESULTS

	Three Months Ended September 30, 2023 (Unaudited)
(in thousands)	U.S. Pawn	Latin America Pawn	Other Investments	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$103,347	$47,825	$—	$151,172	$—	$151,172
Jewelry scrapping sales	13,217	1,671	—	14,888	—	14,888
Pawn service charges	77,874	26,456	—	104,330	—	104,330
Other revenues	35	46	8	89	—	89
Total revenues	194,473	75,998	8	270,479	—	270,479
Merchandise cost of goods sold	64,176	33,318	—	97,494	—	97,494
Jewelry scrapping cost of goods sold	11,842	1,769	—	13,611	—	13,611
Gross profit	118,455	40,911	8	159,374	—	159,374
Segment and corporate expenses (income):
Store expenses	78,680	32,890	—	111,570	—	111,570
General and administrative	—	—	—	—	18,568	18,568
Impairment of other assets	—	—	—	—	4,343	4,343
Depreciation and amortization	2,562	2,341	—	4,903	3,251	8,154
Loss (gain) on sale or disposal of assets and other	31	(233)	—	(202)	382	180
Interest expense	—	—	—	—	3,462	3,462
Interest income	—	(416)	(1,500)	(1,916)	(408)	(2,324)
Equity in net income of unconsolidated affiliates	—	—	(935)	(935)	—	(935)
Other (income) expense	—	(90)	11	(79)	3,310	3,231
Segment contribution	$37,182	$6,419	$2,432	$46,033
Income (loss) before income taxes				$46,033	$(32,908)	$13,125

	Three Months Ended September 30, 2022 (Unaudited)
(in thousands)	U.S. Pawn	Latin America Pawn	Other Investments	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$95,811	$37,465	$—	$133,276	$—	$133,276
Jewelry scrapping sales	11,875	356	—	12,231	—	12,231
Pawn service charges	66,331	21,535	—	87,866	—	87,866
Other revenues	16	—	18	34	—	34
Total revenues	174,033	59,356	18	233,407	—	233,407
Merchandise cost of goods sold	57,911	25,947	—	83,858	—	83,858
Jewelry scrapping cost of goods sold	11,476	473	—	11,949	—	11,949
Gross profit	104,646	32,936	18	137,600	—	137,600
Segment and corporate expenses (income):
Store expenses	70,897	24,576	—	95,473	—	95,473
General and administrative	—	—	—	—	17,855	17,855
Depreciation and amortization	2,685	2,055	—	4,740	4,630	9,370
Gain on sale of disposal of assets and other	51	(33)	—	18	—	18
Interest expense	—	—	—	—	2,321	2,321
Interest income	(1)	(189)	—	(190)	122	(68)
Equity in net income of unconsolidated affiliates	—	—	(322)	(322)	—	(322)
Other (income) expense	—	(185)	37	(148)	(60)	(208)
Segment contribution	$31,014	$6,712	$303	$38,029
Income (loss) before income taxes				$38,029	$(24,868)	$13,161

	Twelve Months Ended September 30, 2023 (Unaudited)
(in thousands)	U.S. Pawn	Latin America Pawn	Other Investments	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$432,578	$182,868	$—	$615,446	$—	$615,446
Jewelry scrapping sales	43,305	6,223	—	49,528	—	49,528
Pawn service charges	285,919	97,853	—	383,772	—	383,772
Other revenues	119	121	55	295	—	295
Total revenues	761,921	287,065	55	1,049,041	—	1,049,041
Merchandise cost of goods sold	267,874	126,905	—	394,779	—	394,779
Jewelry scrapping cost of goods sold	37,709	6,715	—	44,424	—	44,424
Gross profit	456,338	153,445	55	609,838	—	609,838
Segment and corporate expenses (income):
Store expenses	299,319	119,255	—	418,574	—	418,574
General and administrative	—	(3)	—	(3)	67,532	67,529
Impairment of other assets	—	—	—	—	4,343	4,343
Depreciation and amortization	10,382	9,191	—	19,573	12,558	32,131
Loss (gain) on sale or disposal of assets and other	115	(289)	—	(174)	382	208
Other income	—	(5,097)	—	(5,097)	—	(5,097)
Interest expense	—	—	—	—	16,456	16,456
Interest income	(2)	(1,139)	(1,500)	(2,641)	(4,829)	(7,470)
Equity in net loss of unconsolidated affiliates	—	—	28,459	28,459	—	28,459
Other (income) expense	—	(131)	31	(100)	3,172	3,072
Segment contribution	146,524	31,658	$(26,935)	$151,247
Income (loss) before income taxes				$151,247	$(99,614)	$51,633

	Twelve Months Ended September 30, 2022 (Unaudited)
(in thousands)	U.S. Pawn	Latin America Pawn	Other Investments	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$391,958	$140,928	$—	$532,886	$—	$532,886
Jewelry scrapping sales	25,739	6,294	—	32,033	—	32,033
Pawn service charges	240,982	79,883	—	320,865	—	320,865
Other revenues	83	247	111	441	—	441
Total revenues	658,762	227,352	111	886,225	—	886,225
Merchandise cost of goods sold	230,241	99,141	—	329,382	—	329,382
Jewelry scrapping cost of goods sold	22,755	5,941	—	28,696	—	28,696
Gross profit	405,766	122,270	111	528,147	—	528,147
Segment and corporate expenses (income):
Store expenses	266,114	91,303	—	357,417	—	357,417
General and administrative	—	—	—	—	64,342	64,342
Depreciation and amortization	10,552	7,913	—	18,465	13,675	32,140
Loss (gain) on sale or disposal of assets and other	51	(37)	—	14	(688)	(674)
Interest expense	—	—	—	—	9,972	9,972
Interest income	(2)	(815)	—	(817)	—	(817)
Equity in net income of unconsolidated affiliates	—	—	(1,779)	(1,779)	—	(1,779)
Other (income) expense	—	(148)	52	(96)	(71)	(167)
Segment contribution	$129,051	$24,054	$1,838	$154,943
Income (loss) before income taxes				$154,943	$(87,230)	$67,713

EZCORP, Inc.
STORE COUNT ACTIVITY
(Unaudited)

	Three Months Ended September 30, 2023
	U.S. Pawn	Latin America Pawn	Consolidated

As of June 30, 2023	528	684	1,212
New locations opened	—	19	19
Locations acquired	2	—	2
Locations sold, combined or closed	(1)	(1)	(2)
As of September 30, 2023	529	702	1,231

	Three Months Ended September 30, 2022
	U.S. Pawn	Latin America Pawn	Consolidated

As of June 30, 2022	519	644	1,163
New locations opened	—	16	16
Locations sold, combined or closed	(4)	—	(4)
As of September 30, 2022	515	660	1,175

	Twelve Months Ended September 30, 2023
	U.S. Pawn	Latin America Pawn	Consolidated

As of September 30, 2022	515	660	1,175
New locations opened	3	44	47
Locations acquired	12	—	12
Locations sold, combined or closed	(1)	(2)	(3)
As of September 30, 2023	529	702	1,231

	Twelve Months Ended September 30, 2022
	U.S. Pawn	Latin America Pawn	Consolidated

As of September 30, 2021	516	632	1,148
New locations opened	—	28	28
Locations acquired	3	—	3
Locations sold, combined or closed	(4)	—	(4)
As of September 30, 2022	515	660	1,175

Non-GAAP Financial Information (Unaudited)
In addition to the financial information prepared in conformity with accounting principles generally accepted in the United States ("GAAP"), we provide certain other non-GAAP financial information on a constant currency ("constant currency") and adjusted basis. We use constant currency results to evaluate our Latin America Pawn operations, which are denominated primarily in Mexican pesos, Guatemalan quetzales and other Latin American currencies. We believe that presentation of constant currency and adjusted results is meaningful and useful in understanding the activities and business metrics of our operations and reflect an additional way of viewing aspects of our business that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting our business. We provide non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. We use this non-GAAP financial information primarily to evaluate and compare operating results across accounting periods.
Readers should consider the information in addition to, but not instead of or superior to, our financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Constant currency results reported herein are calculated by translating consolidated balance sheet and consolidated statement of operations items denominated in local currency to U.S. dollars using the exchange rate from the prior-year comparable period, as opposed to the current period, in order to exclude the effects of foreign currency rate fluctuations. In addition, we have an equity method investment that is denominated in Australian dollars and is translated into U.S. dollars. We used the end-of-period rate for balance sheet items and the average closing daily exchange rate on a monthly basis during the appropriate period for statement of operations items. The end-of-period and approximate average exchange rates for each applicable currency as compared to U.S. dollars as of and for the three and twelve months ended September 30, 2023 and 2022 were as follows:

	September 30,		Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022	2023	2022

Mexican peso	17.4	20.1	17.1	20.2	18.3	20.4
Guatemalan quetzal	7.7	7.6	7.7	7.6	7.6	7.5
Honduran lempira	24.5	24.1	24.3	24.2	24.3	24.1
Australian dollar	1.6	1.6	1.5	1.5	1.5	1.4
Our statement of operations constant currency results reflect the monthly exchange rate fluctuations and so are not directly calculable from the above rates. Constant currency results, where presented, also exclude the foreign currency gain or loss.
Miscellaneous Non-GAAP Financial Measures

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in millions)	2023	2022	2023	2022

Net income	$10.3	$7.3	$38.5	$50.2
Interest expense	3.5	2.3	16.5	10.0
Interest income	(2.3)	(0.1)	(7.5)	(0.8)
Income tax expense	2.9	5.8	13.2	17.6
Depreciation and amortization	8.1	9.4	32.1	32.1
EBITDA	$22.4	$24.8	$92.8	$109.1

	Total Revenues	Gross Profit	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2023 Q4 Reported	$270.5	$159.4	$13.1	$2.8	$10.3	$0.15	$22.4
Corporate office impairment	—	—	5.5	1.3	4.2	0.05	5.5
Investment impairment	—	—	3.5	0.8	2.7	0.03	3.5
CCV discrete adjustments	—	—	0.4	0.1	0.3	—	0.4
FX impact	—	—	(0.1)	—	(0.1)	—	(0.1)
Constant currency impact	(9.1)	(4.8)	(0.2)	(0.1)	(0.1)	—	(0.5)
2023 Q4 Adjusted	$261.4	$154.6	$22.2	$4.9	$17.3	$0.23	$31.2

	Total Revenues	Gross Profit	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2023 Full Year Reported	$1,049.0	$609.8	$51.6	$13.1	$38.5	$0.53	$92.8
CCV impairment and discrete adjustments	—	—	34.3	8.0	26.3	0.30	34.3
Investment impairment	—	—	3.5	0.8	2.7	0.03	3.5
Debt extinguishment	—	—	3.5	0.8	2.7	0.03	—
Corporate office impairment	—	—	5.5	1.3	4.2	0.05	5.5
Contingent consideration liability	—	—	(5.1)	(1.2)	(3.9)	(0.05)	(5.1)
Effect of convertible debt dilution	—	—	—	—	—	0.06	—
FX impact	—	—	0.4	0.1	0.3	—	0.4
Constant currency impact	(22.7)	(11.8)	(1.2)	(0.2)	(1.0)	(0.03)	(2.1)
2023 Full Year Adjusted	$1,026.3	$598.0	$92.5	$22.7	$69.8	$0.92	$129.3

	Total Revenues	Gross Profit	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2022 Q4 Reported	$233.4	$137.6	$13.2	$5.9	$7.3	$0.11	$24.8
Tax Impact	$—	$—	$(0.1)	$(3.5)	$3.4	$0.04	$—
2022 Q4 Adjusted	$233.4	$137.6	$13.1	$2.4	$10.7	$0.15	$24.8

	Total Revenues	Gross Profit	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2022 Full Year Reported	$886.2	$528.1	$67.7	$17.5	$50.2	$0.70	$109.0
Litigation Accrual	—	—	2.0	0.5	1.5	0.02	2.0
CCV adjustment for impairment	—	—	2.1	0.5	1.6	0.02	2.1
Tax impact	—	—	—	(1.1)	1.1	0.01	—
2022 Full Year Adjusted	$886.2	$528.1	$71.8	$17.4	$54.4	$0.75	$113.1

	Three Months Ended September 30, 2023		Twelve Months Ended September 30, 2023
(in millions)	U.S. Dollar Amount	Percentage Change YOY	U.S. Dollar Amount	Percentage Change YOY

Consolidated revenue	$270.5	16%	$1,049.0	18%
Currency exchange rate fluctuations	(9.1)		(22.8)
Constant currency consolidated revenue	$261.4	12%	$1,026.2	16%

Consolidated gross profit	$159.4	16%	$609.8	15%
Currency exchange rate fluctuations	(4.8)		(11.8)
Constant currency consolidated gross profit	$154.6	12%	$598.0	13%

Consolidated net inventory	$166.5	10%	$166.5	10%
Currency exchange rate fluctuations	(4.2)		(4.2)
Constant currency consolidated net inventory	$162.3	7%	$162.3	7%

Latin America Pawn gross profit	$40.9	24%	$153.4	25%
Currency exchange rate fluctuations	(4.8)		(11.8)
Constant currency Latin America Pawn gross profit	$36.1	10%	$141.6	16%

Latin America Pawn PLO	$55.1	19%	$55.1	19%
Currency exchange rate fluctuations	(5.4)		(5.4)
Constant currency Latin America Pawn PLO	$49.7	7%	$49.7	7%

Latin America Pawn PSC revenues	$26.5	23%	$97.9	22%
Currency exchange rate fluctuations	(3.0)		(7.2)
Constant currency Latin America Pawn PSC revenues	$23.5	9%	$90.7	13%

Latin America Pawn merchandise sales	$47.8	28%	$182.9	30%
Currency exchange rate fluctuations	(5.9)		(15.1)
Constant currency Latin America Pawn merchandise sales	$41.9	12%	$167.8	19%

Latin America Pawn segment profit before tax	$6.4	(4)%	$31.7	32%
Currency exchange rate fluctuations	(0.6)		(1.5)
Constant currency Latin America Pawn segment profit before tax	$5.8	(13)%	$30.2	25%